EXHIBIT 2

                              ARTICLES OF AMENDMENT

                           CERTIFICATE OF DESIGNATION

                                       of

                          13% SERIES C PREFERRED STOCK

                                       of

                         HI-RISE RECYCLING SYSTEMS, INC.

                      (Pursuant to Section 607.0602 of the
                        Florida Business Corporation Act)

                      ------------------------------------

         Hi-Rise Recycling Systems, Inc., a corporation organized and existing under the Business Corporation Act of the State of Florida (hereinafter called the "Corporation"), hereby certifies that the following resolution was adopted by the Board of Directors of the Corporation as required by Section 607.0602 of the Business Corporation Act by unanimous written consent dated as of June 28, 2000:

         RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (hereinafter called the "Board of Directors" or the "Board") in accordance with the provisions of the Articles of Incorporation of the Corporation, the Board of Directors hereby creates a series of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

         13% Series C Preferred Stock:

         Section 1. Designation and Amount. The shares of such series shall be designated as "13% Series C Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting the Series C Preferred Stock shall be 50. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series C Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series C Preferred Stock.

         Section 2. Rank. The Series C Preferred Stock shall rank: (i) prior to all of the Corporation's Common Stock, par value $.01 per share (the "Common Stock"); (ii) prior to any class or series of capital stock of the Corporation hereafter created specifically ranking by its terms junior to any Series C Preferred Stock of whatever subdivision (collectively, with the


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Common Stock, "Junior Securities"), and (iii) junior to the Corporation's Series
B Convertible Preferred Stock, $.01 par value (the "Series B Preferred Stock"), in each case as to distributions of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary. So long as any shares of Series C Preferred Stock shall be outstanding, the Corporation shall not authorize or issue shares of any other class or series of stock ranking prior to the Series C Preferred Stock or any shares of any other class or series of stock ranking on parity with the Series C Preferred Stock ("Parity Securities"), in each case in the distribution of assets of the Corporation on any liquidation, dissolution or winding-up of the Corporation without first obtaining the consent or approval of the holders of all the outstanding shares of Series C Preferred Stock.

         Section 3. Dividends and Distributions. The holders of the Series C Preferred Stock shall be entitled to receive, out of funds of the Corporation legally available for payment cumulative cash dividends, payable quarterly in arrears, at the rate per share of 13% per annum of the Liquidation Preference (as hereinafter defined), payable in cash. Dividends on the Series C Preferred Stock shall accrue from the date of issuance or thereafter, from the most recent date on which dividends were payable, and shall be payable quarterly on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment Date"), commencing on June 30, 2000; provided, however, that if any such day is a non-business day, the Dividend Payment Date will be the next business day. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Corporation on March 15, June 15, September 15 and December 15 of each year (each of such dates a "Record Date"). Quarterly dividend periods (each a "Dividend Period") shall commence on and include the 1st day of January, April, July and October of each year and shall end on and include the day next preceding the next following Dividend Payment Date.

                  (a) No dividends shall be declared or paid or set apart for payment on any Common Stock, Parity Securities or Junior Securities during any quarterly period unless full dividends on the Series C Preferred Stock for all Dividend Periods ending prior to or during such quarterly period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and any other Parity Securities, dividends upon the Series C Preferred Stock and dividends on such other Parity Securities payable during such quarterly period shall be declared pro rata so that the amount of such dividends so payable per share on the Series C Preferred Stock and such other Parity Securities shall in all cases bear to each other the same ratio that full dividends on the shares of Series C Preferred Stock and full dividends, if any, on shares of such other Parity Securities, bear to each other. If full dividends on the Series C Preferred Stock have not been declared and paid or set apart for payment, no dividend or distribution, other than in shares of Junior Securities, may be declared, set aside or paid on any shares of Junior Securities. Holders of the Series C Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the dividends provided for herein. No interest or sum of money in lieu of interest shall be payable in respect of any declared dividend payment or payments on the Series C Preferred Stock which may be in arrears. As used herein, the phrase "set apart" in respect of the payment of dividends shall require deposit of any funds in a bank or trust company


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in a separate deposit account maintained for the benefit of the holders of the
Series C Preferred Stock.

         Section 4. Voting Rights. The holders of Series C Preferred Stock will have no voting rights except as required by law, except that the affirmative vote of the holders of a majority of the outstanding shares of Series C Preferred Stock is necessary for the issuance of Senior Securities or Parity Securities, the authorization or issuance of securities convertible into such Senior Securities or Parity Securities, or the amendment to the Corporation's Articles of Incorporation so as to adversely affect the Series C Preferred Stock, or waiver of any other covenants.

         Section 5. Conversion. The shares of Series C Preferred Stock shall not be convertible.

         Section 6. Redemption.

               (a) Optional Redemption. The Series C Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation at any time at the Redemption Price (as defined in subsection (b) below), together with accrued and unpaid dividends, if any, to the date of redemption.

               (b) Mandatory Redemption. Any and all outstanding shares of Series C Preferred Stock shall be redeemed by the Corporation no later than October 31, 2001. The date of any redemption under subsections (a) and (b) shall be a "Redemption Date". The price at which the Series C Preferred Stock shall be redeemed pursuant to subsections (a) and (b) shall be $10,000 per share (the "Redemption Price"), plus accrued and unpaid dividends.

               (c) Insufficient Funds for Redemption.

                  (i) If the funds of the Corporation legally available for redemption of the Series C Preferred Stock on any Redemption Date are insufficient to redeem all the shares of Series C Preferred Stock to be so redeemed on such Redemption Date, the holders of shares of Series C Preferred Stock shall share ratably in any funds legally available for redemption of such shares according to the respective amounts which would be payable with respect to the number of shares owned by them if the shares to be so redeemed on such Redemption Date were redeemed in full. The shares of Series C Preferred Stock not redeemed shall remain outstanding and entitled to all rights and preferences provided herein.

                  (ii) At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares of Series C Preferred Stock, such funds will be used, as soon as practicable but no later than the end of the next succeeding fiscal quarter, to redeem the balance of such shares, or such portion thereof for which funds are then legally available, on the basis set forth above.

               (d) Redemption Notice. At least 15 days prior to any Redemption Date, written notice (hereinafter referred to as the "Redemption Notice") shall be mailed, first class or


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certified mail, postage prepaid, by the Corporation to each holder of record of shares of Series C Preferred Stock which are to be redeemed, at its address shown on the records of the Corporation; provided, however, that the Corporation's failure to give such Redemption Notice as to any holder shall not affect its obligation to redeem the shares of Series C Preferred Stock as provided in this Section 6 hereof as to such holder. The Redemption Notice shall contain the following information:

                  (i) the Redemption Date and the Redemption Price, as applicable; and

                  (ii) that the holder is to surrender to the Corporation, at the place designated therein, its certificate or certificates representing the shares of Series C Preferred Stock to be redeemed.

               (e) Surrender of Certificates. Each holder of Series C Preferred Stock shall surrender the certificate(s) representing such shares to the Corporation at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares as set forth in this Section 6 shall be paid to the order of the person whose name appears on such certificate(s) and each surrendered certificate shall be canceled and retired.

         The rights of redemption of the holders of Series C Preferred Stock are subject to the rights and preferences of any class or series of preferred stock that may be designated to be senior to, or on parity with, the Series C Preferred Stock.

         Section 7. Liquidation, Dissolution or Winding Up.

               (a) In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of shares of Series C Preferred Stock shall be entitled to receive, prior and in preference to any distribution to holders of Junior Securities but in parity which any distribution to holders of Parity Securities, an amount per share equal to $10,000 (the "Liquidation Preference"), plus any and all accrued and unpaid dividends. The payment of the Liquidation Preference shall be made after the satisfaction of all distributions to holders of other series of preferred stock, if any, which are expressly senior in liquidation preference to the Series C Preferred Stock, including without limitation the Series B Preferred Stock (collectively, the "Senior Payments"). If after the satisfaction of all Senior Payments, the assets and funds to be distributed among the holders of shares of Series C Preferred Stock and Parity Securities shall be insufficient to permit the payment to such holders of the full preferential amounts due to the holders of shares of Series C Preferred Stock and Parity Securities, respectively, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of shares of Series C Preferred Stock and Parity Securities, pro rata, based on the respective liquidation amounts to which each such series of stock is entitled by the Corporation's Articles of Incorporation and any certificate of designation of preferences.

               (b) Upon the completion of the distribution required by subsection 7(a) above, if assets remain in the Corporation, they shall be distributed to holders of Parity Securities (unless holders of Parity Securities have received distributions pursuant to subsection 7(a)) and


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Junior Securities in accordance with the Corporation's Articles of
Incorporation, including any duly adopted certificate(s) of designation of preferences.

               (c) A consolidation or merger of the Corporation with or into any other corporation or corporations, or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of, shall not be deemed to be a liquidation, dissolution or winding up within the meaning of this
Section 7.

         Section 8. Consolidation, Merger, etc. In the event of a merger, reorganization, recapitalization or similar event of or with respect to the Corporation (a "Corporate Change") (other than a Corporate Change in which all or substantially all of the consideration received by the holders of the Corporation's equity securities upon such Corporate Change consists of cash or assets other than securities issued by the acquiring entity or any affiliate thereof), the Series C Preferred Stock shall be assumed by the acquiring entity.

         Section 9. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock, voting together as a single class.


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         IN WITNESS WHEREOF, this Articles of Amendment has been executed on behalf of the Corporation by its President this ____ day of June, 2000.




                                            ------------------------------------
                                            President


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